Exhibit 3.1(xli)

CERTIFICATE OF FORMATION

OF

COTT U.S. ACQUISITION LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

COTT U.S. ACQUISITION LLC

SECOND: The address of the registered office of the limited liability company in the State of Delaware is: c/o Registered Agent Solutions, Inc., 32 W. Loockerman Street, Suite 201, Dover, Delaware 19904. The name of its registered agent at such address is Registered Agent Solutions, Inc. The registered agent office is located in Kent County.

Executed on July 30, 2010

/s/ Aaliyah Castro
Aaliyah Castro
Authorized Person